Exhibit 99.1

Amylin Pharmaceuticals, Inc. Announces Pricing Of Convertible Senior Notes

SAN DIEGO, Calif., March 31 /PRNewswire-FirstCall/ — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN - News) announced today the pricing of a private placement of $175 million aggregate principal amount of 2.5% convertible senior notes due 2011. The offering is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended. The private placement is expected to close on April 6, 2004, subject to customary closing conditions.

The notes will be initially convertible at the option of the holder into Amylin common stock at a conversion price of $34.35 per share, subject to adjustment in certain circumstances. The initial conversion price represents a 45% premium over the closing bid price of Amylin common stock on March 31, 2004, which was $23.69 per share. Amylin has also granted the initial purchasers of the notes an option to purchase up to an additional $25 million in aggregate principal amount of the convertible senior notes.

As previously announced, Amylin intends to use the net proceeds of this offering to continue research and development, fund operating expenses, establish manufacturing sources and inventory, pursue regulatory approvals and expand its commercialization capabilities as necessary.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers. The convertible senior notes being offered and the common stock issuable upon conversion of the convertible senior notes have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve a number of risks and uncertainties. For example, the completion of the offering is subject to the satisfaction of various closing conditions.